Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Ares Management Corporation Second Amended & Restated 2014 Equity Incentive Plan of our reports dated February 27, 2020, with respect to the consolidated financial statements of Ares Management Corporation and the effectiveness of internal control over financial reporting of Ares Management Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

August 14, 2020